DOCUMENT CAPTURE TECHNOLOGIES, INC.

                                 CODE OF ETHICS

                           Dated: February 26th, 2008


1.       PURPOSE.

         The Board of Directors (the "BOARD") of Document Capture Technologies, Inc., a Delaware corporation (the "COMPANY") has adopted the following Code of Ethics (the "CODE") to apply to all officers, employees, and directors of the Company. The Code is intended to promote ethical conduct and compliance with laws and regulations, to provide guidance with respect to the handling of ethical issues, to implement mechanisms to report unethical conduct, to foster a culture of honesty and accountability, to deter wrongdoing, and to ensure fair and accurate financial reporting.

         No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles. You are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of the Company's Chief Executive Officer or Chairman of the Board, who may consult with the Company's outside legal counsel as appropriate.

2.       INTRODUCTION.

         The Company's officers, employees, and directors are expected to adhere to a high standard of ethical conduct. The reputation and good standing of the Company depend on the conduct of the Company's business and how the public perceives such conduct. Unethical actions, or the appearance of unethical actions, are unacceptable. In addition to each of the directives set forth in this Code, the Company's officers, employees, and directors shall be guided by the following principles in carrying out their duties and responsibilities on behalf of the Company:

     o Loyalty, Honesty, and Integrity. You must not be, or appear to be, subject to influences, interests, or relationships that conflict with the best interests of the Company.

     o Observance of Ethical Standards. When carrying out your duties and responsibilities for, and on behalf of, the Company, you must adhere to the high ethical standards described in this Code.

     o Accountability. You are responsible for your own adherence and the adherence of the other officers, employees, and directors to whom this Code applies. Familiarize yourself with each provision of this Code.
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3. INTEGRITY OF RECORDS AND FINANCIAL REPORTING.

         The Chief Financial Officer, Chief Accounting Officer, and Controller (collectively, "Senior Financial Officers") and the Chief Executive Officer are responsible for the accurate and reliable preparation and maintenance of the Company's financial records. Accurate and reliable preparation of financial records is of critical importance to proper management decisions and the fulfillment of the Company's financial, legal, and reporting obligations. As a public company, Document Capture Technologies files annual and periodic reports and makes other filings with the Securities and Exchange Commission (the "SEC"). It is critical that these reports be timely and accurate. The Company expects those officers who have a role in the preparation and/or review of information included in the Company's SEC filings to report such information accurately and honestly. Reports and documents the Company files with, or submits to, the SEC, as well as other public communications made by the Company, must contain full, fair, accurate, timely, and understandable disclosure.

         The Chief Executive Officer and Senior Financial Officers are responsible for establishing, and together with the directors or the members of the Company's Audit Committee, as the case may be, overseeing adequate disclosure controls and procedures and internal controls and procedures, including procedures which are designed to enable the Company to: (a) accurately document and account for transactions on the books and records of the Company and its subsidiaries; and (b) maintain reports, vouchers, bills, invoices, payroll and service records, performance records, and other essential data with care and honesty.

4. CONFLICTS OF INTEREST.

         You must not participate in any activity that could conflict with your duties and responsibilities to the Company. A "conflict of interest" arises when one's personal interests or activities appear to, or may, influence such person's ability to act in the best interests of the Company. Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be disclosed to the Company's Chief Executive Officer. In addition, because conflicts of interest are not always obvious, you are encouraged to bring questions about particular situations to the attention of the Company's Chief Executive Officer.

         This Code does not describe all possible conflicts of interest that could develop. Some of the more common conflicts from which you must refrain are set forth below:

     o Family Members. You may encounter a conflict of interest when doing business with, or competing with, organizations in which you have an ownership interest or in which your family member has an ownership or employment interest. "Family members" include a spouse, parents, children, siblings, and in-laws. You must not conduct business on behalf of the Company with family members or an organization with which your family member is associated, unless such business relationship has been disclosed and authorized by a majority of the independent members of the Board.
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     o    Improper Conduct and Activities. You may not engage in any conduct or activities that are inconsistent with the Company's best interests or that disrupt or impair the Company's relationship with any person or entity with which the Company has entered, or proposes to enter, into a business or contractual relationship.

     o Compensation for Services Performed for the Company from Non-Company Sources. You may not accept compensation in any form for services performed for the Company from any source other than the Company.

     o Gifts. You and members of your immediate family may not accept gifts from persons or entities if such gifts are made in order to influence you in your capacity as an officer, employee, or director of the Company, or if acceptance of such gifts could create the appearance of a conflict of interest.

     o Personal Use of Company Assets. You may not use Company assets, labor, or information for personal use other than incidental personal use, unless approved by a majority of the independent members of the Board or as part of a compensation or expense reimbursement program.

5. CORPORATE OPPORTUNITIES.

         You are prohibited from: (a) taking for yourself personally opportunities related to the Company's business; (b) using the Company's property, information, or position for personal gain; or (c) competing with the Company for business opportunities; provided, however, if the Company's disinterested directors determine that the Company will not pursue such opportunity, the individual may take the opportunity after disclosure of all material facts by the individual seeking to pursue the opportunity.

6.       CONFIDENTIALITY.

         You must maintain the confidentiality of information entrusted to you by the Company and any other confidential information about the Company, its business, customers, or suppliers, from whatever source, except when disclosure is authorized or legally mandated. For purposes of this Code, "confidential information" includes all non-public information relating to the Company, its business, customers, or suppliers.

7. COMPLIANCE WITH LAWS, RULES, AND REGULATIONS.

         It is the Company's policy to comply with all applicable laws, rules, and regulations, and the Company expects its officers, employees, and directors to carry out their responsibilities on behalf of the Company in accordance with such laws, rules, and regulations and to refrain from illegal conduct. Transactions in Company securities are governed by the Company's Insider Trading Policy, which is discussed in Section 10 of this Code.
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8. ENCOURAGING THE REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR.

         The Company is committed to operating according to the highest standards of business conduct and ethics and to maintaining a culture of ethical compliance. Officers, employees, and directors should promote an environment in which the Company: (a) encourages officers, employees, and directors to talk to supervisors, managers, and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages officers, employees, and directors to report violations of laws, rules and regulations to appropriate personnel; and (c) informs officers, employees, and directors that the Company will not allow retaliation for reports made in good faith.

9. FAIR DEALING.

         The officers, employees, and directors should deal fairly with the Company's customers, suppliers, competitors, and other officers, employees, and directors. It is the policy of the Company to prohibit any person from taking unfair advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

10. INSIDER TRADING POLICY.

         10.1. GENERAL RESTRICTIONS AGAINST INSIDER TRADING.

         No officer, employee, or director, or Family Member (as defined under Section 4) of any officer, employee, or director, or any entity owned or controlled by any officer, employee, or director, may:

     o purchase or sell any securities of the Company while he/she is aware of any material nonpublic information concerning the Company;

     o disclose to any other person any material nonpublic information concerning the Company if it is reasonably foreseeable that such person may use that information in purchasing or selling Company securities;

     o purchase or sell any securities of another company while he/she is aware of any material nonpublic information concerning such other company which he/she learned in the course of his/her service as an officer, employee, or director of the Company; or

     o disclose to any other person any material nonpublic information concerning another company which he/she learned in the course of his/her service as an officer, employee, or director of the Company if it is reasonably foreseeable that such person may use that information in purchasing or selling securities of such other company.

         Generally, information is considered "material" if a reasonable investor would consider it important in making his/her investment decision. Such information would include, for example, earnings results, acquisitions, divestitures, or pending changes in management or control.
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         The prohibition on purchase and sales of Company securities while aware of material nonpublic information concerning the Company does not apply to a transaction pursuant to a Trading Plan that complies with Section 10.2(b) below.

         10.2. BLACKOUT PERIODS.

                  (a) No officer, Senior Financial Officer, or director, or Family Member (as defined under Section 4) of any officer, Senior Financial Officer, or director, or any entity owned or controlled by any officer, Senior Financial Officer, or director, may make any purchase or sale of securities of the Company during the following time periods (each a "Blackout Period"):

     o beginning one month prior to the end of each fiscal quarter and ending upon the completion of the third full trading day after the public announcement of earnings for such quarter;

     o beginning at the time of any public earnings-related announcement or public announcement of a significant corporate transaction or event and ending upon the completion of the third full trading day after such announcement; or

     o during such other periods as may be established from time to time by the Board or the Chief Executive Officer in light of particular events or developments affecting the Company.

Additionally, no officer, Senior Financial Officer, or director, or Family Member (as defined under Section 4) of any officer, Senior Financial Officer, or director, or any entity owned or controlled by any officer, Senior Financial Officer, or director, may inform a person not covered by this Section 10.2 that a Blackout Period is in effect.

                  (b) The prohibition on purchase and sales of Company securities during a Blackout Period does not apply to the following:

     o purchases made under an employee stock purchase plan operated by the Company; provided, however, that the securities so acquired may not be sold during a Blackout Period;

     o exercises of stock options or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable stock option; provided, however, that the securities so acquired may not be sold (either outright or in connection with a "cashless" exercise transaction through a broker) during a Blackout Period;

     o acquisitions or dispositions of Company common stock under the Company's 401(k) plan that are made pursuant to standing instructions not entered into or modified during a Blackout Period;
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     o    purchases of securities from the Company or sales of securities to the
          Company; and

     o purchases or sales made pursuant to a binding contract, written plan or specific instruction (a "Trading Plan") that is adopted and operated in compliance with Rule 10b5-1; PROVIDED such trading plan:
          (1) is in writing; (2) was submitted to the Company for review by the Company prior to its adoption; and (3) was not adopted during a Blackout Period; and PROVIDED FURTHER that if such Trading Plan provides for trades to occur only once per quarter or less frequently (other than a plan that relates solely to the immediate sale of shares acquired under an employee stock purchase plan) such Trading Plan may not provide for trades to occur during a regularly scheduled quarter-end blackout period.

         10.3. PRECLEARANCE.

         No officer, employee, or director, or Family Member (as defined under Section 4) of any officer, employee, or director, or any entity owned or controlled by any officer, employee, or director, may make any purchase or sale of securities of the Company (including derivative securities) unless he/she notifies the Company's designated compliance officer prior to such purchase or sale.

11.      WAIVERS.

         It is the Company's policy that waivers of this Code will not be granted except in exigent circumstances. Any waiver of this Code may only be granted by a majority of the Board, and only after disclosure of all material facts by the individual seeking the waiver. Any waiver of this Code will be promptly disclosed as required by law or stock exchange regulation.

12. ANNUAL ACKNOWLEDGMENT.

         All officers, employees, and directors of the Company must acknowledge receipt of, and certify their willingness to adhere to, the foregoing when first employed or appointed and thereafter on the anniversary of each such officer, employee, or director's, as the case may be, employment or appointment. Copies of any acknowledgements must be submitted to the Board no later than the 5th business day following the event that triggers the requirement of acknowledgment.

13.      CONCLUSION.

         You should communicate any suspected violation of this Code, or any unethical behavior encompassed by this Code, promptly to the Chief Executive Officer, or if any such behavior involves the Chief Executive Officer such communications should be brought to the attention of the next highest ranking officer of the Company. Violations will be taken seriously and investigated by the Board or by a person or persons designated by the Board, and appropriate disciplinary action will be taken in the event of any violations of this Code.

         If there are any questions involving application of this Code, guidance should be sought from the Company's corporate counsel.